For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Dynamics
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP INC. ANNOUNCES CLOSURE OF KANSAS PLANT

SEGUIN, Texas December 5, 2005.  - Alamo Group Inc. (NYSE:ALG) today announced the planned closure of its Holton, Kansas facility which produces agricultural equipment.  This production will be relocated to the Company's Gibson City, Illinois plant, which will be expanded to accommodate the increase in manufacturing.  The closure will affect approximately 130 employees in Kansas while employment in Gibson City will increase by about 100 employees.

The closure should be completed in the second quarter of 2006 and will result in a $1.35 million pretax charge to earnings, which will be fully reserved in the fourth quarter of 2005.  In addition to this expense the Company will commit about $3.7 million in capital to expand the Gibson City facility and for new equipment.  Projected annual savings are estimated to be in the range of $2.7 to $3.0 million beginning in 2007 as a result of this consolidation.

Ronald A. Robinson, President and CEO commented, "While this was a difficult decision, we believe it is necessary in order to improve the Company's cost structure, increase efficiency and capital utilization, and enhance our competitive position.  We are committed to maximizing shareholder value and believe this consolidation is consistent with that goal in the long term.  In the short term, as a result of the charge to earnings mentioned above, we do not expect earnings per share for fiscal 2005 to exceed fiscal 2004 as we previously announced."

- more-

ALAMO GROUP INC. ANNOUNCES CLOSURE OF KANSAS PLANT	PAGE 2

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor and truck mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements, front-end loaders, backhoes and related after market parts and service.  The Company, founded in 1969, has over 1,860 employees and operates fourteen plants in North America and Europe as of September 2005.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results.  Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

# # #